Exhibit (d)(1)(xxxi)

AMENDMENT NO. 5

TO THE

INVESTMENT MANAGEMENT AGREEMENT

Amendment No. 5 to the Investment Management Agreement, effective as of May 1, 2009, between EQ Advisors Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Life Insurance Company, a New York stock life insurance company (“AXA Equitable” or “Manager”) (“Amendment No. 5”).

The Trust and AXA Equitable agree to modify and amend the Investment Management Agreement dated as of April 1, 2004, as amended (“Agreement”) as follows:

1.	Name Change: The name of the EQ/PIMCO Real Return Portfolio is changed to the EQ/PIMCO Ultra Short Bond Portfolio.

2.	Appendix A: Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which AXA Equitable is appointed investment manager is hereby replaced in its entirety by Appendix A attached hereto.

3.	Appendix B. Appendix B to the Agreement, which sets forth the fees payable to AXA Equitable with respect to each Portfolio, is hereby replaced in its entirety by Appendix B, attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

EQ ADVISORS TRUST	AXA EQUITABLE LIFE INSURANCE COMPANY

By: /s/ Brian Walsh Brian Walsh Chief Financial Officer and Treasurer	By: /s/ Steven M. Joenk Steven M. Joenk Senior Vice President

APPENDIX A

TO THE INVESTMENT MANAGEMENT AGREEMENT

PORTFOLIOS

All Asset Allocation Portfolio

(fka EQ/ Enterprise Moderate Allocation Portfolio, fka EQ/Enterprise Managed Portfolio)

EQ/Boston Advisors Equity Income Portfolio

EQ/Bond Index Portfolio

(fka EQ/Intermediate Term Bond Portfolio)

EQ/Caywood-Scholl High Yield Bond Portfolio

EQ/GAMCO Mergers and Acquisitions Portfolio

EQ/GAMCO Small Company Value Portfolio

EQ/Government Securities Portfolio

EQ/International Growth Portfolio

EQ/Long Term Bond Portfolio

EQ/Montag & Caldwell Growth Portfolio

EQ/PIMCO Ultra Short Bond Portfolio

(fka, EQ/PIMCO Real Return Portfolio)

EQ/Short Duration Bond Portfolio

EQ/T. Rowe Price Growth Stock Portfolio

(fka, EQ/TCW Equity Portfolio, fka EQ/Enterprise Equity Portfolio)

EQ/UBS Growth and Income Portfolio

APPENDIX B

The Trust shall pay the Manager, at the end of each calendar month, compensation computed daily at an annual rate equal to the following:

(as a percentage of average daily net assets

Fixed Income Portfolios	First $750 Million	Next $750 Million	Next $1 Billion	Next $2.5 Billion	Thereafter
EQ/Caywood Scholl High Yield Bond Portfolio	0.600%	0.575%	0.550%	0.530%	0.520%
EQ/PIMCO Ultra Short Bond Portfolio	0.500%	0.475%	0.450%	0.430%	0.420%
EQ/Short Duration Bond Portfolio	0.450%	0.425%	0.400%	0.380%	0.370%

(as a percentage of average daily net assets

Fixed Income Portfolios	First $400 Million	Next $400 Million	Thereafter
EQ/Government Securities Portfolio	0.500%	0.350%	0.300%
EQ/Long Term Bond Portfolio	0.500%	0.350%	0.300%

(as a percentage of average daily net assets)

Equity Portfolios	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
EQ/Boston Advisors Equity Income Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/GAMCO Mergers and Acquisitions Portfolio	0.900%	0.850%	0.825%	0.800%	0.775%
EQ/International Growth Portfolio	0.850%	0.800%	0.775%	0.750%	0.725%
EQ/Montag & Caldwell Growth Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/UBS Growth & Income Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%

(as a percentage of average daily net assets)

Equity Portfolios	First $400 Million	Next $400 Million	Thereafter
EQ/GAMCO Small Company Value Portfolio	0.800%	0.750%	0.700%
EQ/T. Rowe Price Growth Stock Portfolio	0.800%	0.750%	0.700%

(as a percentage of average daily net assets)

All Asset Allocation Portfolio	0.100%
EQ/Bond Index Portfolio	0.350%